EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into this 8th day of August, 2011 and is effective as of the 1st day of August, 2011 (the “Effective Date”) by and between Brent Toevs (the “Executive”) and Jammin Java Corp., a corporation organized and existing under the laws of the State of Nevada, with its principal office located at 8200 Wilshire Blvd, Suite 200, Beverly Hills, CA 90210 (the “Company”).

WHEREAS, Company, which is engaged in the business of distributing coffee and coffee-related products to coffee service companies, distributors, and retailers, desires to employ Executive as its Chief Executive Officer based out of the Executive’s office located at 8200 Wilshire Blvd, Suite 200, Beverly Hills, CA 90210, and

WHEREAS, Executive desires to be employed by Company on the terms described within this Agreement;

NOW, THEREFORE, the Executive and Company agree as follows:

I.           Duties

Company hereby employs Executive in the capacity of Chief Executive Officer.  The Executive shall serve, in name and in fact, as Chief Executive Officer of the Company and shall have such powers and duties as are customarily associated with such position.  In addition, if requested and properly elected, Executive shall serve on the Company's Board of Directors (the “Board”).  Executive shall also perform such other duties as are customarily performed by one holding such position in other similar businesses or enterprises as that engaged in by the Company.  Executive will also be responsible for completing any and all other duties as specifically assigned by the Board.  The Executive shall devote substantially all of his business time, attention and skills to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company.  The Executive may not engage, directly or indirectly, in any other activity that interferes with the performance of his duties or assignments, or is contrary to the interest of the Company.  In his capacity as Chief Executive Officer, the Executive shall be subject to annual performance reviews carried out by the Board or a compensation committee of the Board.

II.          Employment At-Will Relationship

Executive shall be on an at-will basis and not for any definite employment term.  Either the Company or the Executive may, during the term hereof (see Section V.A. below), terminate this employment relationship at any time, for any or no reason, subject to the notice provisions of Section V below.

III.         Compensation and Benefits

As the entire consideration for the services to be performed and the obligations incurred by Executive hereunder, and subject to the terms and conditions hereof, during the Term (as defined below) of this Agreement, Executive shall be entitled to the following:

A.           Salary:  Commencing on the Effective Date, the Company shall pay Executive an annual salary of $155,000.00, less ordinary withholdings (the “Annual Salary”).  Such Annual Salary will be pro-rated for any partial employment period, will be payable in equal semi-monthly installments or at such other intervals as may be established for the Company’s customary pay schedule.  The Annual Salary is subject to a ten percent (10%) annual incremental increase, subject to change from time to time as the Board or a compensation committee of the Board may determine and approve.

B.           Bonus:  As additional compensation and as further consideration for his entering into this Agreement for services to be rendered by Executive, the Company may pay Executive annually following the end of each fiscal year, a cash bonus.  Such bonus shall be paid by the Company to Executive upon the satisfaction, as determined by the Board at its sole discretion, of performance objectives as established by the Board on an annual basis.  Executive shall have the right to direct any portion of the bonus to be paid into a deferred compensation fund.

C.           Individual Retirement Account Contribution:  The Company shall pay the Executive up to $10,000 per year for his contribution, up to the maximum U.S. Federal amount, to his Individual Retirement Account.

D.           Stock Option Plan:  Executive shall be entitled to participate in the Company’s 2011 Equity Compensation Plan (the “Stock Option Plan”).  Promptly following the execution of this Agreement, the Company shall take all actions necessary to issue to Executive stock options under the Stock Option Plan of 1,000,000 shares of the Company’s common stock, which shall vest over a period of three years.

E.           Additional Benefits.  Executive shall be entitled to participate, to the extent of Executive’s and his family’s eligibility, in any Executive benefit plans made available by the Company to its executives and their families during the Term of this Agreement, including, without limitation, stock option plans, profit sharing plans, 401K and cafeteria plans, and health, life, hospitalization, dental, disability or other insurance plans as may be in effect from time to time.  Such participation shall be in accordance with the terms established from time to time by the Company for individual or family participation in any such plans.

F.           Vacation, Sick Leave, and Holidays:  Executive shall be entitled to three (4) weeks (20 business days) of vacation, and also sick leave and holidays at full pay in accordance with the Company’s policies established and in effect from time to time.

G.           Deductions:  The Company shall have the right to deduct and withhold from the compensation due to Executive hereunder, including Executive’s Annual Salary and Compensation Bonus, if any, such taxes and other amounts as may be customary or required by law.

H.           Change in Control:  For purposes of any benefit or terms of any stock option or other compensation plan, a “Change in Control” of the Company shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of more than 50% of the outstanding voting securities of the Company, (ii) the Company shall be merged, consolidated or reorganized with another corporation, partnership or other entity and as a result of such merger, consolidation or reorganization less than 50% of the outstanding voting securities of the surviving or resulting corporation, partnership or other entity shall be owned in the aggregate by the shareholders of the Company, as determined immediately prior to the consummation of such merger, consolidation or reorganization, (iii) the Company shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary or affiliate in a single transaction or a series of related transactions, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934 (“Exchange Act”), other than any Executive benefit plan then maintained by the Company, shall acquire more than 30% of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record).  For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

IV.         Business Expenses.

A.           Out of Pocket Expenses:  The Company shall promptly reimburse Executive for all reasonable out-of-pocket business expenses incurred in performing Executive’s duties hereunder, in accordance with the Company’s policies with respect thereto in effect from time to time (including without limitation policies regarding prior consent for significant expenditures), provided that Executive promptly furnishes to the Company adequate records and other documentary evidence required by all federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such business expense as a deduction on the federal and state income tax returns of the Company.

B.           Specific Expenses:  The Company shall reimburse the Executive for the maximum annual expenses set forth on Schedule I, attached hereto, subject to annual review and change by the Board.

V.          Term and Termination .

A.           Term: The term of this Agreement (the “Term”) shall commence on the Effective Date of this Agreement, and subject to earlier termination as provided below, and except for the provisions of this Agreement which, by their terms, continue in force beyond the termination hereof, shall end on August 1, 2014.

B.           Termination on Death and for Cause:  This Agreement, and Executive’s employment hereunder, shall terminate upon Executive’s death and is otherwise immediately terminable for “cause” (as defined below) upon written notice from the Company to Executive.  As used in this Agreement, “cause” shall include:

1.
habitual neglect of or deliberate or intentional refusal to perform any of Executive’s duties or obligations under this Agreement or to follow Company policies or procedures following written notification by the Board to Executive of his failure to perform such duties or obligations or to follow such policies or procedures and a ten (10) day period for Executive to cure the failure set forth in such written notification;

2.	fraudulent or criminal activities;

3.	any grossly negligent act or omission;

4.	deliberate breach of Company rules resulting in material loss or damage to the Company, or intentional or negligent unauthorized disclosure of Company trade secrets or confidential information; or

5.	if Executive fails to fulfill the annual performance goals and objectives, which shall be mutually determined by Executive and the Board.

A determination whether Executive’s actions justify termination for cause and the date such termination is effective shall be made by the Board in its sole discretion.  However, if Executive’s employment is terminated for cause under this subsection, the Company shall pay to Executive a severance payment in the amount equal to six (6) months of the salary then payable to Executive pursuant to Section III.A hereof on the date of termination, but not more than the portion of the Annual Salary left to be paid during the remainder of the Term.  This severance payment shall be made according to the terms and conditions in Section V.D.1 below.

C.           Termination for Disability:  The Board may terminate this Agreement, upon written notice to Executive, for the “disability” (as defined below) of Executive at the expiration of a ninety (90) consecutive days period of disability if the Board determines in its sole discretion that Executive’s disability will prevent Executive from substantially performing Executive’s duties hereunder.  As used in this Agreement, “disability” shall be defined as (i) Executive’s inability, by reason of physical or mental illness or other cause, to perform substantially Executive’s duties hereunder; or (ii), in the discretion of the Board, as it is defined in any disability insurance policy in effect at the Company during the time in question.  Executive shall receive full compensation, benefits, and reimbursement of expenses pursuant to the terms of this Agreement from the date disability begins until the date Executive receives notice of termination under this paragraph or until Executive begins to receive disability benefits pursuant to a Company disability insurance policy in an amount comparable to Executive’s salary, whichever occurs first.

D.           Termination Without Cause or for Good Reason:  The Board may terminate Executive’s employment hereunder at any time during the Term for any reason other than for “cause” (as defined above) by giving Executive at least ten (10) days written notice, and Executive may terminate his employment at any time for “good reason” (as defined below) by giving the Company at least ten (10) days written notice.  If Executive’s employment is terminated pursuant to the preceding sentence, the Company shall pay to Executive all salary and bonuses accrued up to and including the date of termination, all unused vacation and all unreimbursed expenses which are reimbursable pursuant to Section IV incurred prior to such termination. As used in this Agreement, “good reason” shall be defined as (i) the material breach of this Agreement by the Company, (ii) the assignment of Executive without their consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than their position, responsibilities, or duties as stated in this Agreement, or (iii) any reduction of the Annual Salary without Executive’s consent.  In addition, in the event of such termination without cause or for good reason, the Company shall have the following duties:

1.
The Company shall pay to Executive a severance payment in an amount equal to six (6) months of the salary then payable to Executive pursuant to Section III.A hereof on the date of termination, but not more than the Salary left to be paid during the remainder of the Term (the “Severance Payment”).  The Severance Payment shall be paid in approximately equal bi-weekly installments, or at such other intervals as may be established for the Company’s customary pay schedule, at the annual rate of Executive’s Salary on the date of termination.  In the event that the company undergoes a Change of Control and the new controlling person or new management terminates Executives, Executive shall be entitled to an additional six (6) months (for a total of twelve (12) months) Severance Payment;

2.
The Company shall pay to Executive all deferred compensation, if any, owed to Executive, under any other agreement in a single lump sum payment immediately following termination.  However, any amounts owed under a 401(k) or other plan qualified under the Internal Revenue Code shall be paid in accordance with the terms and provisions of such plans;

3.
All outstanding stock options allocated to Executive which have not been vested at the end of the Term had Executive remained employed by the Company to the end of the Term, shall be withdrawn, notwithstanding the terms applicable to stock options granted under the Company’s applicable equity compensation plan; and

4.	Executive shall no longer be subject to the covenants and agreements not to compete under Section VI of this Agreement following the date of termination under this Section V.D.

E.           Mutual Voluntary Termination:  The parties may mutually agree in writing to terminate this Agreement.  In such event, Executive agrees, at the Company’s request, to continue providing services for a requested period of time up to, but not more than, six months after such voluntary termination (the “Transition Period”) to facilitate transition.  Executive shall be an independent contractor and not an employee during the Transition Period and shall be available to assist in the transition during such period.  During the Transition Period, Executive shall receive compensation equal to 110 percent of the Salary at the time of the voluntary termination. Payment of such compensation shall be made at least monthly.  It is understood and agreed that Executive, during the Transition Period, may be seeking other opportunities and will not be devoting 100 percent of his time to the affairs of the Company.  The Company may elect to terminate the independent contractor relationship with Executive prior to the end of the Termination Period once Executive accepts a full time position with another company.

F.           Effect of Termination:  In the event Executive’s employment is terminated hereunder, all obligations of the Company and all obligations of Executive shall cease except as otherwise provided herein.  Upon such termination, Executive or Executive’s representative or estate shall be entitled to receive only the compensation, benefits, and reimbursement earned or accrued by Executive under the terms of this Agreement prior to the date of termination computed pro rata up to and including the date of termination, but shall not be entitled to any further compensation, benefits, or reimbursement from such date, except as otherwise provided herein.

VI.         Covenant Not to Compete.

A.           Covenant:  In exchange for providing to him Confidential Information, as defined below in Section VII and as a means of enforcing the obligation to protect that Confidential Information, Executive hereby covenants and agrees that during the Term and for a period of one (1) year thereafter, he will not, except as a director, officer, executive or consultant of the Company, or any subsidiary or affiliate of the Company, directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be connected with (as director, officer, executive, consultant, agent, independent contractor of otherwise) in any other manner with any business engaged in the Defined Business (as defined below) which is the same or substantially similar in nature to the business engaged in by the Company or contemplated by the Company as of the date thereof in the United States of America and each foreign country in which the Company does business (whether directly or indirectly through subsidiaries, affiliates, franchisees, licensees, representatives, agents or otherwise).

B.           Definition of “Defined Business”:  As used herein, the term “Defined Business” shall mean the business of developing, manufacturing, marketing or selling products that are similar to or compete with the current or contemplated products of the Company as of the date thereof.

C.           Non-Solicitation Agreement: Executive shall not, directly or indirectly, solicit for employment, or advise or recommend to any other person that they solicit for employment, any employee of the Company (or any subsidiary or affiliate), during the Term and for a term of two years thereafter; provided however, that this paragraph shall not preclude Executive from giving an employment reference at the request of any Executive of the Company or at the request of a prospective employer of such Executive.

D.           Conflicting Employment:  Executive shall not, during the Term, engage in any other employment, occupation, consulting or other business activity directly related to the Defined Business, nor will Executive engage in any other activities that conflict with his obligations to the Company.

E.           Unique and Essential Nature of Services of Executive:  Executive understands and acknowledges that the Company is entering into this Agreement in reliance upon the unique and essential nature of the personal services Executive is to perform as an Executive of the Company and that irreparable injury would befall the Company or its subsidiaries or affiliates should Executive serve a competitor of, or compete, with the Company or any of its subsidiaries or affiliates.

F.           Acknowledgment of Reasonableness of Restrictions:  Executive specifically acknowledges and agrees that the post-employment limitation upon his activities as specified above, together with the geographical limitations set forth above, are reasonable limitations as to time and place upon Executive’s post-employment activities and that the restrictions are necessary to preserve, promote and protect the business, accounts and good-will of the Company and impose no greater restraint than is reasonably necessary to secure such protection.

G.           Limitation on Scope or Duration:  In the event that any provision of this Section VI shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Section VI and, to the fullest extent permitted by law, this Section shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable but rather to provide the broadest protection to the Company permitted by law.

VII.        Confidential Information.

Company agrees that it will supply to Executive, and Executive will keep confidential and will not, during or after this Agreement, in any medium, disclose, divulge, furnish or make accessible to any person, firm, corporation or other business entity or enterprise, any information, trade secrets, customer information, marketing information, sales information, cost information, technical data, know-how, secret processes, discoveries, methods, patentable or non-patentable ideas, formulae, processing techniques or technical operations relating to the business, business practices, methods, products, processes, equipment, financial affairs or any confidential or secret aspect of the business of the Company, including, by means of example and not limitation, the following: (i) information identifying or tending to identify any of the clients, customers, executives, or distributors of the Company or any subsidiary of the Company; (ii) information regarding the intellectual property of the Company or any subsidiary of the Company, including all patents, trademarks, trade names, service marks, and copyrighted materials, all computer programs, computer software (in object or executable code versions), computer source codes, and graphical user interface screens, and all copy, ideas, designs, methods, scripts, concepts, inventions, recordings, advertising and promotional materials, whether or not protected under any law; and (iii) information pertaining to the plans, products, services, processes, prospects, supplies, procedures, techniques, research and development, financial statements, and financial forecasts and projections of the Company or any subsidiary of the Company; but excluding information that has been intentionally disclosed to the public by the Company or any subsidiary of the Company or a disclosure required by law, by a court of competent jurisdiction, or to respond in good faith to a valid inquiry by a governmental authority and training in the unique business methods of the Company (collectively, the “Confidential Information”) without the prior written consent of the Company.  Upon the termination of this Agreement for any reason, and at any time prior thereto upon request by the Company, Executive shall return to the Company all written records (whether in hard copy or in electronic/digital format) of any Confidential Information, together with any and all copies of such records, in Executive’s possession.  Any Confidential Information which Executive may conceive of or make during the Term shall be and remain the property of the Company.  Executive agrees promptly to communicate and disclose all such Confidential Information to the Company and to execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment thereof to it.

VIII.      Assignment.

This Agreement is for the unique personal services of Executive and is not assignable or delegable in whole or in part by Executive without the consent of the Board.  This Agreement may be assigned or delegated in whole or in part by the Company and, in such case, the terms of this Agreement shall inure to the benefit of, be assumed by, and be binding upon the entity to which this Agreement is assigned.

IX.         Inventions.

A.           Disclosure of Inventions:  Executive hereby agrees that if he conceives, learns, makes, or first reduces to practice, either alone or jointly with others, any inventions, improvements, original works of authorship, formulas, processes, computer programs, techniques, know-how, or data relating to the Defined Business (hereinafter referred to collectively as “Inventions”) while he is employed by the Company, he will promptly disclose such Inventions to the Company or to any person designated by it.  Notwithstanding the fact that Executive may determine that the Company has no right to such Invention, he shall nevertheless promptly disclose any such Invention to the Company or to any person designated by it upon reasonable request. Executive acknowledges that all Inventions developed, conceived, or created during the Term are “works for hire” as that term is defined under U.S. copyright law, and include moral rights as defined under U.S. and foreign copyright law.

B.           Ownership, Assignment, Assistance, and Power of Attorney:  All Inventions related to the Company’s business activities, shall be the sole and exclusive property of the Company, and the Company shall have the right to use and to apply for patents, copyrights, or other statutory or common law protection for such Inventions in any country.  Executive hereby assigns to the Company any rights which he may acquire in such Inventions.  Furthermore, Executive agrees to assist the Company in every proper way at the Company’s expense to obtain patents, copyrights, and other statutory common law protections for such Inventions in any country and to enforce such rights from time to time.  Specifically, Executive agrees to execute all documents as the Company may desire for use in applying for and in obtaining or enforcing such patents, copyrights, and other statutory or common law protections together with any assignments thereof to the Company or to any person designated by the Company.  In the event the Company is unable for any reason whatsoever to secure Executive’s signature to any lawful document required to apply for or to enforce any patent, copyright, or other statutory or common law protections for such Inventions, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to act in his stead to execute such documents and to do such other lawful and necessary acts to further the issuance and protection of such patents, copyrights, or other statutory or common law protection, such documents or such acts to have the same legal force and effect as if such documents were executed by or such acts were done by Executive.

X.          Executive’s Warranty.

Executive’s undertakings herein will not constitute a breach of any agreement to which Executive is a party or any obligation to which Executive is bound. Executive is not bound by any non-disclosure or non-compete agreement which would in any way affect Executive’s performance of this Agreement.  Executive has no obligations to others which are inconsistent with the terms of this Agreement or with Executive’s duties to the Company under this Agreement.

XI.         Exit Interview.

A.           Upon termination or expiration of the Agreement, Executive agrees to participate in an exit interview with the President of the Company and each member of the Board or their respective designee, wherein they will review the obligations under this Agreement and Executive will ask any questions that he may have at that time concerning whether information that he was exposed in connection with this Agreement is considered confidential by the Company.  Executive agrees that he will inform the Company at that time of any employer with whom he has accepted employment as well as the position in which he will be employed.

B.           Executive agrees to return all property in his possession belonging to the Company or any subsidiary or affiliate, including all written or printed materials, keys, cards, equipment, cars, and any other item that is the property of the Company or any subsidiary or affiliate.  Executive specifically authorizes the Company to deduct from his paycheck any amounts due the Company or any subsidiary or affiliate, such as charges for the Company’s property damaged or not returned to the Company when requested, and any unapproved charges incurred by Executive and payable by the Company.

XII.       Injunctive Relief.

Executive acknowledges and agrees that the remedies at law for any breach of any of Executive’s obligations under the provisions of Sections VI, VII or IX would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any of the provisions contained in Sections VI, VII or IX without the necessity of proof of actual damage.

XIII.      Waiver or Modification.

Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach of the same provision hereof. The failure of the Company at any time, or from time to time, to require performance of any of Executive’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time.

XIV.      Severability.

If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

XV.       Notices.

Any notice required or permitted hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, or by telex or telegram to the party to the address set forth below or to such other address as either party may designate from time to time according to the terms of this paragraph:

To Executive at:

2764 Ironwood Circle
Erie, CO 80516

To the Company at:

Jammin Java Corp.
Attention:  Anh Tran, President
8200 Wilshire Blvd, Suite 200
Beverly Hills, CA 90210

with a copy to Company’s counsel:

Gibbons P.C.
Attention:  Ghillaine Reid or Lawrence Cohen
One Pennsylvania Plaza, 37th Floor
New York, NY 10119-3701
Facsimile: 212.554-9640

A notice delivered personally shall be effective upon receipt.  A notice sent by facsimile or telegram shall be effective twenty-four (24) hours after the dispatch thereof.  A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

XVI.      Attorney’s Fees.

In the event of any action at law or equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and court costs in addition to any other relief to which such party may be entitled.

XVII.     Indemnification.

The Company agrees to indemnify Executive with respect to any and all liabilities, obligations, losses, damages, costs, disbursements and expenses, including attorneys’ fees, imposed upon, incurred by, or asserted against Executive resulting from any acts or omissions of the Company or its officers, employees, or agents that occurred prior to the Effective Date.

XVIII.    Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, except for the agreement(s) evidencing the Restricted Stock award between Executive and the Company, supersedes all prior agreements and understandings, both written and oral between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any other person or entity any rights or remedies hereunder except as otherwise expressly provided herein.

XIX.      Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of [California] applicable to contracts entered into and to be performed entirely within such state.

XX.       Counterparts.

This Agreement is being executed in several counterparts, each to be considered an original for all purposes.

XXI.      Certification.

EXECUTIVE HEREBY CERTIFIES THAT:

(A) EXECUTIVE RECEIVED A COPY OF THIS EMPLOYMENT AGREEMENT FOR REVIEW AND STUDY BEFORE HE WAS ASKED TO EXECUTE IT;

(B) EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY;

(C) EXECUTIVE HAS HAD SUFFICIENT OPPORTUNITY BEFORE HE EXECUTED THIS AGREEMENT TO ASK QUESTIONS ABOUT NOT ONLY COMPANY, BUT ALSO THE PROVISIONS OF THIS AGREEMENT AND THAT IF HE ASKED SUCH QUESTIONS HE RECEIVED COMPLETE AND SATISFACTORY ANSWERS TO SAME;

(D) EXECUTIVE HAS BEEN AFFORDED THE OPPORTUNITY TO DISCUSS AND REVIEW THIS  AGREEMENT WITH AN ATTORNEY OF HIS CHOICE;

(E) EXECUTIVE UNDERSTANDS WHAT HIS RIGHTS ARE UNDER THE AGREEMENT AS WELL AS HIS OBLIGATIONS, ESPECIALLY THE ANCILLARY COVENANTS; AND

(F) EXECUTIVE HAS READ AND UNDERSTANDS EACH AND EVERY PROVISION OF THIS AGREEMENT AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

Executive

/s/ Brent Toevs		Date: August 8, 2011
Brent Toevs

JAMMIN JAVA CORP.

By:	/s/ Anh Tran	Date: August 8, 2011
Anh Tran, President

Schedule I

Other Expenses

1.	Home Office Costs (equipment, supplies, telecommunication costs): $3,600.00 ($300.00 per month)

2.	Fiscal Year End Tax Preparation and Personal Financial Planning/Investment Advice: $1,000.00.

3.	Mobile Phone and Plan: $2,400.00 ($200.00 per month).

4.	Vehicle expenses (lease, gas and maintenance combined): $24,000 ($2,000.00 per month).